    As Filed with the Securities and Exchange Commission on October 29, 2001
                                                      Registration No. 333-69790

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 AMENDMENT NO. 1
                                       TO

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                ----------------

                             BLUE RHINO CORPORATION
             (Exact name of registrant as specified in its charter)

              Delaware                                        56-1870472
    (State or other jurisdiction                           (I.R.S. Employer
  of incorporation or organization)                       Identification No.)

                            104 Cambridge Plaza Drive
                       Winston-Salem, North Carolina 27104
                                 (336) 659-6900
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Billy D. Prim
                 Chairman, President and Chief Executive Officer
                             Blue Rhino Corporation
                            104 Cambridge Plaza Drive
                       Winston-Salem, North Carolina 27104
                                 (336) 659-6900
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                ----------------

                                    Copy to:

                               Peter A. Zorn, Esq.
                      Womble Carlyle Sandridge & Rice, PLLC
                             200 West Second Street
                             Winston-Salem, NC 27101
                                 (336) 721-3634

Approximate date of commencement of proposed sale to the public: At such time or times after the effective date of this Registration Statement as shares of the Registrant's Series A Convertible Preferred Stock are converted into shares of the Registrant's common stock upon the exercise of conversion rights and as the selling stockholders shall determine.

If any of the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] ________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         Calculation of Registration Fee

                                                       Proposed maximum        Proposed maximum
Title of each class of             Amount                  offering               aggregate              Amount of
   securities to be         to be registered (4)      price per unit (1)      offering price (1)    registration fee(2)
   -----------------        --------------------      ------------------      ------------------    -------------------
Common Stock .........      4,712,600 shares (3)            $4.00                 $1,864,400              $466.10

(1) Estimated solely for purposes of calculating the registration fee with respect to 466,100 additional shares of common stock being registered with this Amendment No. 1, and based on the average of the high and low prices for the Registrant's common stock as reported on the Nasdaq National Market on October 24, 2001 in accordance with Rule 457 under the Securities Act of 1933.

(2) Upon the initial filing of the Registration Statement on September 21, 2001, the Registrant paid $3,536 of the registration fee for the registration of 4,246,500 shares of common stock. Such portion of the registration fee was calculated based on a proposed maximum offering price per share of $3.33, being the average of the high and low prices for the Registrant's common stock as reported on the Nasdaq National Market on September 17, 2001, and a proposed maximum aggregate offering price of $14,140,845. Pursuant to Rule 457(a), no additional registration fee is being paid with respect to such 4,246,500 shares.

(3) Includes shares of common stock issuable upon conversion of 2,850,000 outstanding shares of Series A Convertible Preferred Stock, inclusive of shares issuable to satisfy accrued dividends payable upon conversion of such shares of Series A Convertible Preferred Stock in accordance with the Registrant's Second Amended and Restated Certificate of Incorporation, as amended. Pursuant to Rule 416 under the Securities Act, the number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event or upon adjustment of the conversion price of the Series A Convertible Preferred Stock in accordance with the Registrant's Second Amended and Restated Certificate of Incorporation, as amended. Also includes 271,186 shares of common stock owned by certain of the selling stockholders and 194,914 shares of common stock issuable upon the exercise of warrants held by certain of the selling stockholders.

(4) All of the shares of common stock offered hereby are being sold for the accounts of selling stockholders. See "Selling Stockholders."


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

================================================================================

                  SUBJECT TO COMPLETION, DATED OCTOBER 29, 2001


   The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.



                                4,712,600 Shares




                         [Blue Rhino Corporation Logo]



                                  Common Stock



     This prospectus is part of a registration statement that covers 4,712,600 shares of our common stock. 4,246,500 of such shares are issuable upon the conversion of outstanding shares of our Series A Convertible Preferred Stock (including shares of common stock issuable in satisfaction of accrued dividends payable upon conversion of our Series A Convertible Preferred Stock), which will be offered and sold from time to time by certain of our stockholders. Of the remaining 466,100 shares of common stock, 271,186 are held by certain selling stockholders and 194,914 shares are issuable upon the exercise of warrants held by certain selling stockholders. We will not receive any proceeds from the sale of the shares of common stock. We will bear the costs relating to the registration of the common shares, which we estimate will be approximately $59,002.10.


     The selling stockholders may offer their shares through public or private transactions, on or off the Nasdaq National Market at prevailing market prices or at privately negotiated prices. They may make sales directly to purchasers or through brokers, agents, dealers or underwriters. The selling stockholders will bear all commissions and other compensation paid to brokers in connection with the sale of their shares.


     The Common Stock is traded on the Nasdaq National Market under the symbol "RINO." On October 25, 2001, the last reported sale price for the Common Stock on the Nasdaq National Market was $4.38 per share.

     Investing in the Common Stock involves certain risks. See "Risk Factors" beginning on page 3.


    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.
            Any representation to the contrary is a criminal offense.




                       Prospectus dated ____________, 2001

     You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only, regardless of the time of delivery of this prospectus or any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

     As used in this prospectus, the terms "we," "us," "Blue Rhino" and "the Company" refer to Blue Rhino Corporation and its subsidiaries, CPD Associates, Inc., QuickShip, Inc., Rhino Services, L.L.C., USA Leasing, L.L.C. and Uniflame Corporation, except where it is made clear that any such term means only the parent company. The Blue Rhino name and logo, the names RhinoTUFF(R), Tri-Safe(R), Bison(R), Uniflame(R), UniGrill(R), DuraClay(R), GardenArt(R), America's Choice For Grill Gas(R), Endless Summer(TM), Endless Summer Comfort(TM), Grill Gas & Design,(TM) Harmony(TM) and ShippingSpot(TM) are our registered and pending trademarks. This prospectus may also include trademarks of other companies. Our principal offices are located at 104 Cambridge Plaza Drive, Winston-Salem, North Carolina 27104 and our telephone number is (336) 659-6900.




                                   THE COMPANY

     We are a leading national provider of gas grill cylinder exchange and other branded products and services to retailers, with Blue Rhino cylinder displays at more than 27,000 retail locations in 46 states and Puerto Rico. Cylinder exchange provides consumers with a convenient means to exchange empty grill cylinders for clean, safe, precision-filled cylinders. We offer our cylinder exchange at many major home improvement centers, mass merchants, and hardware, grocery and convenience stores including Home Depot, Lowe's, Wal*Mart, Sears, Kmart, Kroger, Food Lion, Winn-Dixie, SuperAmerica, Circle K and ExxonMobil.

     We partner with retailers and independent distributors to provide consumers with a nationally-branded alternative to traditional grill cylinder refill. We dedicate our efforts and capital to brand development, value-added marketing, customer service, cylinders, displays, account growth, distributor network development and management information systems. Our 44 independent distributors make the investments in the vehicles and other equipment necessary to operate cylinder exchange businesses. To facilitate improved service by our distributors in the Southeastern United States, we have invested in an automated propane bottling and cylinder refurbishing plant in North Carolina.

     We have strategically expanded our business to diversify our revenue stream, balance our seasonality and establish more products that use our base grill cylinder exchange service. By acquisition, we have expanded our offerings to include an array of products including barbecue grills, patio heaters, a proprietary overfill prevention device, fireplace accessories and garden products that are sold primarily through home centers, mass merchants and hearth stores throughout the United States, as well as an in-store retail shipping service currently offered through major grocery retailers.

                   COMPANY BACKGROUND AND CONTACT INFORMATION

     We were incorporated in North Carolina on March 24, 1994, and reincorporated in Delaware on December 16, 1994. We have five wholly owned subsidiaries, Rhino Services, L.L.C., a Delaware limited liability company, CPD Associates, Inc., a North Carolina corporation; USA Leasing, L.L.C., a Delaware limited liability company; Uniflame Corporation, a Delaware corporation; and QuickShip, Inc., a Kansas corporation. Rhino Services offers centralized purchasing services to our distributors; CPD Associates holds our intangible assets; USA Leasing offers cylinder leasing service to our distributors; Uniflame sells various products including patio heaters, barbecue grills, garden art and fireplace accessories; and QuickShip offers retail shipping services.

     Our principal executive offices are at 104 Cambridge Plaza Drive, Winston-Salem, North Carolina 27104, and our telephone number is (336) 659-6900.

                                  THE OFFERING

Securities offered........ 4,246,500 shares of common stock issuable upon conversion of outstanding shares of Series A
                           Convertible Preferred Stock (inclusive of shares issuable to satisfy accrued dividends payable upon conversion of such shares of Series A Convertible Preferred Stock), which may be offered and sold from time to time by certain of our stockholders.


                           271,186 shares of common stock held by certain selling stockholders and 194,914 shares of common stock issuable upon the exercise of warrants held by certain selling stockholders.


Offering price...........  All or part of the shares offered hereby may be sold from time to time in amounts and on terms to be determined by the selling stockholders at the time of the sale.

Risk factors.............  See "Risk Factors" for a discussion of factors you should carefully consider before deciding to acquire the shares of common stock offered under this prospectus.

Nasdaq symbol............  RINO

                                  RISK FACTORS

     You should carefully consider the risks described below before making the decision to acquire the shares of common stock offered hereunder. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also significantly impair our business, financial condition and results of operations.

     If any of the following risks actually occurs, our business, financial condition and results of future operations could be materially and adversely affected. In such case, the trading price of our common stock could decline, and you could lose all or part of your investment.


     This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below, or described under "Business - Additional Factors that may Affect our Business or Future Results" in our Annual Report on Form 10-K for the year ended July 31, 2001 or in subsequent filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this prospectus.

Our revenues are concentrated with a limited number of retailers under nonexclusive arrangements that they may terminate at will. If one or more of these retailers were to materially reduce or terminate its business with us, our revenues may suffer.

     None of our significant retail accounts are contractually bound to offer Blue Rhino cylinder exchange or Uniflame products. Therefore, retailers can discontinue Blue Rhino cylinder exchange or sales of Uniflame product at any time and offer a competitor's cylinder exchange or products or none at all. Continued relations with a retailer depend upon various factors, including customer service, consumer demand, competition and cost. In addition, certain of our retailers have multiple vendor policies and may seek to offer a competitor's cylinder exchange program or products competitive with Uniflame's products at new or existing locations. If any significant retailer materially reduces, terminates or is unwilling to expand its relationship with us, our revenues may suffer.

If our distributors do not perform to our retailers' expectations, or if our distributors and management team is unable to manage our growth successfully, one or more of our retailers may terminate its relationship, causing our revenues to suffer.

     We rely exclusively on independent distributors to deliver our products to retailers. Our success will depend on our ability to maintain existing distributor relationships and on the distributors' ability to set up and adequately service an expanding base of retail accounts. We exercise only limited influence over the resources that our independent distributors devote to cylinder exchange. We could suffer a loss of consumer or retailer goodwill if our distributors do not adhere to our quality control and service guidelines or fail to ensure an adequate and timely supply of cylinders at retail locations. The poor performance of a single distributor to a national retailer could jeopardize our entire relationship with that retailer and cause our revenues to suffer.


     The number of retail locations offering Blue Rhino cylinder exchange and our corresponding sales have grown significantly over the past several years along with the creation of our independent distributor network. For us to continue to grow, our distributors must be able to adequately service an increasing number of retail accounts. Certain distributors have experienced service problems in the past, particularly during peak demand periods such as holiday weekends. Our retailers impose demanding service requirements on us, and our retail relationships will be jeopardized if our distributors fail to meet these requirements. Our executive officers, who have only limited prior experience managing a public company, must implement and improve operational and financial systems and train and manage our employee base in order to manage our expanding retailer and distributor relationships. If we fail to manage our growth effectively, our business may suffer.


If our suppliers of cylinders and valves do not perform to our expectations, we may not be able to service our retail accounts and our cylinder exchange business may suffer.

     To adequately service our retail accounts, our distributors need a sufficient supply of cylinders and valves. There are only two major cylinder suppliers and only six major valve suppliers in the U.S. market. The implementation of National Fire Protection Association guidelines requiring the introduction of valves with overfill prevention devices and growth in propane grill sales and use could increase demand for cylinders and valves. If the distributors were unable to obtain sufficient quantities of cylinders or valves, delays or reductions in cylinder availability could occur, which may cause our business to suffer.

If our management information systems do not perform to our expectations, we may be required to expend significant additional resources or to invest additional capital to manage our business effectively.

     We depend on our management information systems (MIS) to process orders, manage inventory and accounts receivable collections, maintain distributor and customer information, maintain cost-efficient operations and assist distributors in delivering products on a timely basis. In addition, our staff of five MIS professionals relies heavily on the support of Information Management System Services (IMSS), a division of R. J. Reynolds Tobacco Company. Any disruption in the operation of our MIS, the loss of employees knowledgeable about such systems, the termination of our relationship with IMSS or our failure to continue to effectively modify such systems as our business expands could require us to expend significant additional resources or to invest additional capital to continue to manage our business effectively.


If we are unable to protect our intellectual property, we may lose assets or require costly litigation to protect our rights.

     We consider our trademarks, particularly the Blue Rhino logo and name, and the design of our product packaging to be valuable to our business and the establishment of our national branded cylinder exchange program. We rely on a combination of copyright and trademark laws and other arrangements to protect our proprietary rights and could incur substantial expense to enforce our rights under copyright or trademark laws. The requirement to change any of our trademarks, service marks or trade name could entail significant expense, result in the loss of any goodwill associated with that trademark, service mark or trade name, and impact our ability to apply for copyrights and additional trademarks in the future.


Adverse changes in the prevailing political or economic climates in China could reduce the supply of products available to us for sale or require us to incur additional expense to import products for sale.

     We rely on the products segment of our business, conducted through Uniflame Corporation, a wholly owned subsidiary, for a significant percentage of our net sales. Uniflame imports a significant percentage of its products from companies based in China. As a result, Uniflame may be adversely affected by changes in the prevailing political or economic climates in China. In addition, if China were to lose its "most favored nation" trade status with the United States, there would likely be an increase in duty for Uniflame's products, which may reduce gross margins for our products segment and cause our results of operations to suffer.


Propane supplies and costs are unpredictable and propane price increases could impact our profit margins.


     Our distributors purchase propane from natural gas providers and oil refineries that produce propane as a by-product of the refining process. Our jointly-owned R4 Technical Center, which owns and operates the automated propane bottling and cylinder refurbishing plant in North Carolina, also purchases propane. The supply and price of propane fluctuates depending upon underlying natural gas and oil prices and the ability of suppliers to deliver propane. A substantial increase in propane prices could lead to decreased profit margins for us or our distributors and could impact our distributors' ability or desire to service our retail accounts.

Propane is a volatile product and we face potential product liability exposure.


     Propane is a gas which, if exposed to flame or high pressure, may ignite or explode, potentially causing significant property damage and bodily harm. In the past, fires and other incidents have occurred at refurbishing and refilling facilities operated by us and our distributors that resulted in bodily injuries and substantial property damage. Because of the volatility of propane, accidents may occur during the refurbishing, refilling, transport, storage, exchange, use or disposal of cylinders and other Blue Rhino products. Because the Blue Rhino name and logo are prominently displayed on all cylinders, cylinder displays and other Blue Rhino products, such as patio heaters, we could be subjected to damage claims. In addition, we could be subject to additional product liability for barbecue grills sold by Uniflame Corporation and for the failure of an OPD valve, regardless of whether such valve was fitted on a Blue Rhino cylinder.


     We could also be subject to claims related to manufacturing defects or workplace accidents at the R4 Technical Center's automated propane bottling and cylinder refurbishing plant. If an accident happens, we could incur substantial expense, receive adverse publicity and suffer a loss of sales. A cylinder-related accident involving personal injury could result in product liability actions against us or our distributors and could affect the willingness of retailers to offer or consumers to use cylinder exchange. Adverse publicity relating to any such incident could also affect our reputation and the perceived benefits of cylinder exchange. Furthermore, we cannot be sure that insurance will provide sufficient coverage in any particular case or that we or our distributors will be able to continue to obtain insurance coverage at acceptable levels and cost.

     In August 2000, 4,700 Blue Rhino propane cylinders filled at the R4 Technical Center's automated propane bottling and cylinder refurbishing plant were recalled after the cylinder valves were found to have missing or damaged internal seals. We instructed our distributors to inventory the cylinders at their plants and retail locations and to remove any cylinders with the recalled valves. However, we cannot be sure that all the recalled valves have been removed from circulation. We have not received any reports of injuries, but the potential defects could cause propane leaks, which can pose the risk of fire, explosion and burn injuries, and could lead to one or more of the adverse consequences described above.

Failure to comply with the regulations governing propane may subject us to fines, penalties and/or injunctions that may materially and adversely affect our cylinder exchange business.


     Federal, state and local authorities regulate the transportation, handling, storage and sale of propane in order to protect consumers, employees, property and the environment. The handling of propane in most regions of the United States is governed by guidelines published by the National Fire Protection Association in Pamphlets 54 and 58. These guidelines require that all cylinders produced or recertified after September 30, 1998, and all grill cylinders refilled after April 1, 2002 must be fitted with an overfill prevention device valve. Failure of our distributors to comply with these regulations could subject us to potential governmental action for violation of such regulations, which could result in fines, penalties and/or injunctions.


Potential retail partners may not be able to obtain necessary permits or may be substantially delayed in obtaining necessary permits, which may materially and adversely affect our ability to grow our cylinder exchange retail locations.

     Local ordinances, which vary from jurisdiction to jurisdiction, generally require retailers to obtain permits to store and sell propane cylinders. These ordinances influence retailers' acceptance of cylinder exchange, distribution methods, cylinder packaging and storage. The ability and time required to obtain permits varies by jurisdiction. Delays in obtaining permits have from time to time significantly delayed the installation of new retail locations. Some jurisdictions have refused to issue the necessary permits, which has prevented some installations. Certain jurisdictions may also impose additional restrictions on our ability to market and our distributors' ability to transport cylinders or otherwise maintain our cylinder exchange program. Revisions to these regulations, or violations of current or future regulations by us or by our distributors, may reduce the number of retail locations for our cylinder exchange business.

                           FORWARD-LOOKING STATEMENTS

     This prospectus, particularly the section entitled "Risk Factors," contains forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties and other factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates,"

"predicts," "potential," "continue," or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should carefully consider the various risks, uncertainties and other factors, including specifically those outlined under "Risk Factors." Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and periodic reports, proxy statements and other information with the United States Securities and Exchange Commission (the "SEC"). You may inspect these documents without charge at the principal office of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies of these documents from the SEC's Public Reference Room at its principal office. Information regarding the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC's web site is http://www.sec.gov. Our Internet address is http://www.bluerhino.com. You may also review information about our company at the offices of Nasdaq, located at 1735 K Street, N.W., Washington, D.C. 20006.

     We have filed a registration statement on Form S-3 with the SEC relating to the offering of common stock pursuant to this prospectus. The registration statement contains information not found in this prospectus. For further information, you should refer to the registration statement, which you can inspect and copy in the manner and at the sources described above. Any statements we make in this prospectus, or that we incorporate by reference in this prospectus, concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete and, in each instance, reference is made to the copy of such document so filed.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below into this prospectus, and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the termination of this offering. The documents we incorporate by reference are:

o    Our Annual Report on Form 10-K for the fiscal year ended July 31, 2001; and

o The description of our common stock contained in our registration statement on Form 8-A under the Exchange Act as filed with the SEC on May 19, 1998.

     You may request a copy of any of these filings, at no cost to you, by writing or telephoning us at the following address and telephone number: Mark Castaneda, Chief Financial Officer, Blue Rhino Corporation, 104 Cambridge Plaza Drive, Winston-Salem, North Carolina 27104; telephone number (336) 659-6900.


                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

                              SELLING STOCKHOLDERS


     Of the 4,712,600 shares offered hereby, 4,246,500 shares are issuable upon the conversion of 2,850,000 shares of our outstanding Series A Convertible Preferred Stock (inclusive of shares that may be issuable in satisfaction of accrued dividends upon conversion of the shares of Series A Convertible Preferred Stock). The initial holders of shares of the Series A Convertible Preferred Stock acquired them in connection with our offering of Series A

Convertible Preferred Stock on September 7, 2000 or in connection with our acquisition on October 26, 2000 of QuickShip, Inc. Pursuant to our Second Amended and Restated Certificate of Incorporation, as amended, the Series A Convertible Preferred Stock initially became convertible into shares of common stock on September 7, 2001. The remaining 466,100 shares offered hereby consist of 271,186 shares of common stock held by certain selling stockholders and 194,914 shares of common stock issuable upon the exercise of warrants held by certain selling stockholders.


     The initial holders, or their pledgees, donees, distributees, transferees or other successors in interest (including, for example, partners in a partnership receiving a distribution of the shares), who are collectively referred to in this prospectus as selling stockholders, may from time to time offer and sell any and all of the shares of common stock offered under this prospectus.

     The following table sets forth, for each selling stockholder, the amount of Blue Rhino common stock issuable upon the conversion of the Series A Convertible Preferred Stock, the number of shares of common stock offered hereby and the number of shares of common stock to be held and the percentage of outstanding common stock to be beneficially owned after completion of this offering (assuming the sale of all shares offered under this prospectus). Other than as described in the footnotes to the table, none of the selling stockholders has had any position, office or other relationship material to Blue Rhino with Blue Rhino or any of its affiliates within the past three years.


                                                                      Shares to be               Percentage
                                        Shares         Shares      Beneficially Owned       Beneficial Ownership
                                     Beneficially     Offered      after Completion of    after Completion of this
Name                                 Owned (1) (3)   Hereby (3)   this Offering (1) (3)       Offering (2) (3)
                                     -------------   ----------   ---------------------   ------------------------
Camden Partners Strategic Fund         1,373,520      1,373,520             0                         0
  II-A, L.P. (4)
Camden  Partners Strategic Fund           81,480         81,480             0                         0
  II-B, L.P. (5)
Strategic Associates, L.P. (6)            45,000         45,000             0                         0
Billy D. Prim (7)                      1,495,625          8,333         1,487,292                  15.60%
Andrew J. Filipowski (8)               2,059,214        224,717         1,834,497                  19.40%

Richard Kiphart (9)                      166,667        166,667             0                         0
Thomas E. Brandtonies (10)               233,333        233,333             0                         0
Gold Merchant Banc, Inc. (11)          1,000,000      1,000,000             0                         0
Craig Duchossois (12)                    751,926        183,050          568,876                    6.02%

-----------------------------
*less than one percent

(1) Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options, warrants or convertible securities held by that person that are currently convertible or exercisable or convertible or exercisable within 60 days of the date hereof are deemed outstanding. Except as indicated in the footnotes to this table and as provided pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite the stockholder's name.


(2)  Based on 9,299,654 shares outstanding as of October 29, 2001.

(3) In addition to registering the resale of the shares of common stock reflected in the table above, the registration statement of which this prospectus is a part registers the resale of shares of common stock issuable in satisfaction of accrued dividends upon conversion of our outstanding shares of Series A Convertible Preferred Stock. The holders of outstanding shares of Series A Convertible Preferred Stock are entitled to receive, when, as and if declared by Blue Rhino's Board of Directors, cumulative dividends at the annual rate per share (and no more) of: (i) 5% of the conversion price for the Series A Convertible Preferred Stock (currently $6.00) as of

     September 7, 2000 or the most recent anniversary of September 7, 2000 for the period beginning on September 7, 2000 and ending on September 7, 2003;
     (ii) 12% of the conversion price as of the September 7, 2003 for the period beginning immediately following September 7, 2003 and ending on September 7, 2004; and (iii) 15% of the conversion price as of the most recent anniversary of September 7, 2000 for all periods after September 7, 2004; in each case subject to (a) equitable adjustment for stock splits, stock dividends, reverse stock splits and other similar corporate reorganizations or reclassifications that result in any change in the number of outstanding shares of Series A Convertible Preferred Stock and (b) increase to 15% of the conversion price as of the most recent anniversary of September 7, 2000 during any period in which Blue Rhino is not fulfilling certain registration obligations as provided in its Registration Rights Agreement dated September 7, 2000, as amended and restated. The Series A Dividend is payable or accruable quarterly in arrears on the 20th day of December, March, June and September of each year. The accrued dividend may be paid in cash or shares of common stock, at the option of Blue Rhino, at any time prior to conversion of the Series A Convertible Preferred Stock and must be paid in cash or shares of common stock, at the option of Blue Rhino, at conversion. If Blue Rhino elects to pay the accrued dividend in shares of common stock, as long as the common stock is then traded on the Nasdaq National Market (or a national securities exchange), the shares of common stock will be valued based on the average of the closing prices of the common stock over the thirty trading days ending three (3) business days prior to the date on which the Blue Rhino Board of Directors authorizes the issuance of the shares.


(4) Includes 1,373,520 shares of common stock issuable upon the conversion of 1,373,520 shares of Series A Convertible Preferred Stock. David L. Warnock, a director of Blue Rhino, is a Managing Member of Camden Partners Strategic II, LLC (formerly known as Cahill, Warnock Strategic Partners II, LLC), the General Partner of Camden Partners Strategic Fund II-A, L.P. (formerly known as Cahill, Warnock Strategic Partners Fund II A, L.P.), which has the power to vote and dispose of these shares. The managing members of Camden Partners Strategic II, LLC, each of whom may generally exercise the General Partner's power to vote and dispose of these shares, are Donald W. Hughes, Richard M. Johnston, George Stelljes, III and David L. Warnock.

(5) Includes 81,480 shares of common stock issuable upon the conversion of 81,480 shares of Series A Convertible Preferred Stock. David L. Warnock, a director of Blue Rhino, is a Managing Member of Camden Partners Strategic II, LLC (formerly known as Cahill, Warnock Strategic Partners II, LLC), the General Partner of Camden Partners Strategic Fund II-B, L.P. (formerly known as Cahill, Warnock Strategic Partners Fund II B, L.P.), which has the power to vote and dispose of these shares. The managing members of Camden Partners Strategic II, LLC, each of whom may generally exercise the General Partner's power to vote and dispose of these shares, are Donald W. Hughes, Richard M. Johnston, George Stelljes, III and David L. Warnock.

(6) Includes 45,000 shares of common stock issuable upon the conversion of 45,000 shares of Series A Convertible Preferred Stock. David L. Warnock, a director of Blue Rhino, is a General Partner of Cahill, Warnock Strategic Partners, L.P., the General Partner of Strategic Associates, L.P., which has the power to vote and dispose of these shares. The general partners of Cahill, Warnock Strategic Partners, L.P., each of whom may generally exercise the General Partner's power to vote and dispose of these shares, are Edward L. Cahill, Donald W. Hughes, George Stelljes, III and David L. Warnock.

(7) Includes 8,333 shares of common stock issuable upon the conversion of 8,333 shares of Series A Convertible Preferred Stock, 1,030,076 shares of common stock held by Mr. Prim, 47,457 shares of common stock issuable upon the exercise of a warrant issued in September 1999, 184,181 shares of common stock issuable upon the exercise of vested options held by Mr. Prim, 216,127 shares of common stock owned by American Oil and Gas of which Mr. Prim owns 56% of the issued and outstanding shares and has voting and investment control, 7,561 shares of common stock beneficially owned by Debbie W. Prim and 1,890 shares of common stock beneficially owned by Debbie W. Prim as trustee on behalf of Anthony G. Westmoreland. Mr. Prim has been Chief Executive Officer of Blue Rhino since incorporation and President since January 1996.

(8) Includes 41,667 shares of common stock issuable upon the conversion of 41,667 shares of Series A Convertible Preferred Stock, 1,209,659 shares of common stock owned by Mr. Filipowski, 34,905 shares issuable upon the exercise of vested options held by Mr. Filipowski, 170,269 shares issuable upon the exercise of vested warrants held by Mr. Filipowski, 38,000 held by A.G.F. 1999 Declaration of Trust of which Mr. Filipowski serves as the trustee, 216,127 shares of common stock owned by American Oil and Gas, of which Mr. Filipowski owns 44% of the issued and outstanding shares, 333,466 shares of common stock owned by Platinum Venture Partners I, L.P., the general partner of which is divine interVentures, Inc. (formerly Platinum Venture Partners, Inc.), of which Mr. Filipowski owns 22.5% of the shares and serves as a director, 1,890 shares of common stock beneficially owned by Jennifer R. Filipowski, 1,890 shares of common stock beneficially owned by Mr. Filipowski as trustee on behalf of the Andrew E. Filipowski Trust, 1,890 shares of common stock beneficially owned by Veronica Filipowski as trustee on behalf of the Alexandra Filipowski Trust, 1,890 shares of common stock beneficially owned by Veronica Filipowski as trustee on behalf of the James Meadows Trust and 7,561 shares of common stock beneficially owned by Veronica Filipowski. Mr. Filipowski has been Vice Chairman of Blue Rhino since May 1994.

(9) Includes 166,667 shares of common stock issuable upon the conversion of 166,667 shares of Series A Convertible Preferred Stock.

(10) Includes 133,333 shares of common stock issuable upon the conversion of 133,333 shares of Series A Convertible Preferred Stock and 100,000 shares of common stock issuable upon exercise of a warrant.


(11) Includes 1,000,000 shares issuable upon the conversion of 1,000,000 shares of Series A Convertible Preferred Stock. The power to vote and dispose of these shares is held by the board of directors of Gold Merchant Banc, Inc. acting by majority. The board of directors is comprised of Michael W. Gullion, Malcolm M. Aslin and Rick J. Tremblay. Gold Merchant Banc, Inc. acquired the shares from its affiliate, Gold Banc Corporation, Inc., which acquired the shares from Blue Rhino in conjunction with Blue Rhino's acquisition of QuickShip, Inc. Gold Merchant Banc, Inc. is an affiliate of Gold Capital Management, Inc., a registered broker-dealer, in that both are wholly owned subsidiaries of Gold Financial Services, Inc. Gold Merchant Banc, Inc. has represented to Blue Rhino that (i) it acquired the shares of Series A Convertible Preferred Stock in the ordinary course of its business and (ii) at the time of its acquisition of the shares, had no agreements or understandings, directly or indirectly, with Gold Capital Management, Inc. or with any other person to distribute the shares of Series A Convertible Preferred Stock or the underlying shares of common stock.

(12) Includes 482,147 shares of common stock beneficially owned by the Craig J. Duchossois Revocable Trust, 170,269 shares issuable upon the exercise of warrants held by the Craig J. Duchossois Revocable Trust, 2,500 shares of common stock beneficially owned by R. Bruce Duchossois over which Craig J. Duchossois has voting and investment control, 19,782 shares of common stock issuable upon the exercise of vested options held by Mr. Duchossois, and 77,228 shares of common stock beneficially owned by the Kimberly Family Discretionary trust over which Mr. Duchossois has voting and investment control.


                              PLAN OF DISTRIBUTION

         The shares offered hereunder will be issued from time to time by the Company to holders of shares of our Series A Convertible Preferred Stock upon conversion of such shares. Each share of Series A Convertible Preferred Stock is convertible into one share of common stock, subject to adjustment for subdivisions, combinations, stock dividends, reclassifications and other similar transactions and certain stock issuances below the then-existing conversion price, plus a number of shares of common stock, valued as provided in our Second Amended and Restated Certificate of Incorporation, as amended, sufficient to satisfy the accrued dividends on such share of Series A Convertible Preferred Stock, unless we elect to satisfy such accrued dividends in cash.

     The selling stockholders (or, subject to applicable law, their pledgees, donees, distributees, transferees or other successors in interest) may then sell the shares from time to time in public transactions, on or off the Nasdaq National Market, or private transactions, at prevailing market prices or at privately negotiated prices, including but not limited to, one or any combination of the following types of transactions:

     o    ordinary brokers' transactions;

     o transactions involving cross or block trades or otherwise on the Nasdaq National Market;

     o purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus;

     o "at the market" to or through market makers or into an existing market for the common stock;

     o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

     o through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise);

     o    in privately negotiated transactions; or

     o    to cover short sales.

     From time to time, a selling stockholder may transfer, pledge, donate or assign its shares of common stock to lenders or others (including, for example, partners in a partnership), and each of such persons will be deemed to be a "selling stockholder" for purposes of this prospectus. The number of shares of common stock beneficially owned by the selling stockholder will decrease as and when it takes such actions. The plan of distribution for the selling stockholders' shares of common stock sold under this prospectus will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling stockholders hereunder. Upon being notified by a selling stockholder that a donee, pledgee, transferee or assignee intends to sell a material number of shares, we will file a supplement to this prospectus.

     In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in the resales. The selling stockholders may enter into hedging transactions with broker-dealers, and in connection with those transactions, broker-dealers may engage in short sales of the shares. The selling stockholders also may sell shares short and deliver the shares to close out such short positions. The selling stockholders also may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares, which the broker-dealer may resell pursuant to this prospectus. The selling stockholders also may pledge the shares to a broker-dealer or financial institution, and upon a default, the broker-dealer or financial institution may effect sales of the pledged shares pursuant to this prospectus.

     Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling stockholders in amounts to be negotiated in connection with the sale. The selling stockholders and any participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting compensation.

     Information as to whether underwriters who the selling stockholders may select, or any other broker-dealer, is acting as principal or agent for the selling stockholders, the compensation to be received by underwriters that the selling stockholders may select or by any broker-dealer acting as principal or agent for the selling stockholders, and the compensation to be paid to other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions, will, to the extent any such information exists or is required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including a prospectus supplement, if any, to any person who purchases any of the shares from or through such dealer or broker.

     We have advised the selling stockholders that during such time as they may be engaged in a distribution of the shares they are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes any selling stockholder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security that is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the common stock. No professional underwriter in its capacity as such will be acting for the selling stockholders.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     We will pay the costs relating to this registration of shares of common stock, which we estimate will be approximately $59,002.10.


                                  LEGAL MATTERS

     The validity of the common stock being offered hereby has been passed upon for us by Womble Carlyle Sandridge & Rice, PLLC, Winston-Salem, North Carolina. As of the date of this prospectus, certain members of Womble Carlyle Sandridge & Rice, PLLC owned an aggregate of approximately 1,000 shares of our common stock.

                                     EXPERTS


     The consolidated financial statements of Blue Rhino Corporation appearing in Blue Rhino Corporation's Form 10-K for the year ended July 31, 2001, have been audited by Ernst & Young, LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the common stock being registered hereby. All amounts are estimates except the SEC registration fee.


                                                            Amount to Be Paid by
                                                                 Registrant
                                                                 ----------

SEC registration fee......................................       $ 4,002.10
Legal fees and expenses...................................        20,000
Accounting fees and expenses..............................        20,000
Printing and engraving expenses...........................        15,000
Miscellaneous.............................................            --
                                                                 ----------
Total.....................................................       $59,002.10
                                                                 ==========


The Registrant intends to pay all expenses of registration, issuance and distribution.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law (the "DGCL") authorizes indemnification of directors, officers, employees and agents of the Registrant; allows the advancement of costs of defending against litigation; and permits companies incorporated in Delaware to purchase insurance on behalf of directors, officers, employees and agents against liabilities whether or not in the circumstances such companies would have the power to indemnify against such liabilities under the provisions of the statute. The Registrant's Second Amended and Restated Certificate of Incorporation, as amended ("Charter"), provides that the Registrant will indemnify its directors and officers to the fullest extent permitted by law.

     Under the provisions of the Charter, any director or officer who, in his or her capacity as such, is made or threatened to be made a party to any suit or proceeding shall be indemnified if the Board of Directors determines such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant or, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Registrant will not however indemnify any director or officer where such director or officer: (a) breaches his or her duty of loyalty to the Registrant or its stockholders; (b) fails to act in good faith or engages in intentional misconduct or knowing violation of law; (c) authorizes payment of an unlawful dividend or stock repurchase or redemption; or (d) obtains an improper personal benefit. While liability for monetary damages has been eliminated, equitable remedies such as injunctive relief or rescission remain available. In addition, a director is not relieved of his or her responsibilities under any other law, including the federal securities laws.

     Indemnification under the Charter and the Registrant's Amended and Restated Bylaws ("By-laws") includes payment by the Registrant of expenses in defending an action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by the indemnified party to repay such advance if it is ultimately determined that such person is not entitled to indemnification under the Charter, which undertaking may be accepted without reference to the financial ability of such person that makes such repayments. The Registrant is not responsible for the indemnification of any person seeking indemnification in connection with a proceeding initiated by such person unless the initiation was approved by the Board of Directors of the Registrant. The Charter and the DGCL further provide that such indemnification is not exclusive of any other rights to which such individuals may be entitled under the Charter, the Bylaws, any agreement, any vote of stockholders or disinterested directors, or otherwise. The Registrant carries directors' and officers' insurance covering its executive officers and directors.

ITEM 16.  EXHIBITS

Exhibit Number     Description of Exhibit
--------------     ----------------------

      4.1 Form of Certificate of Common Stock of the Company (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-1 dated May 18, 1998)

      4.2 Registration Rights Agreement among the Company and the purchasers of Common Stock and Warrants dated September 7, 1999 (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K dated September 23,
                   1999)

      4.3 Registration Rights Agreement among the Company and the Buyers of its Convertible Notes dated September 20, 1999 (incorporated by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K dated September 23, 1999)

      4.4 Amended and Restated Registration Rights Agreement, dated as of March 1, 1997, among the Company, Forsythe/Lunn Technology Partners, L.L.C., Platinum Propane Holding, L.L.C., the Purchasers of Units pursuant to the Unit Purchase Agreement dated October 11, 1995 and the Purchasers of the Company's Series A Convertible Participating Preferred Stock (incorporated by reference to
                   Exhibit 10.15 to the Company's Registration Statement on Form S-1 dated May 18, 1998)

      4.5 Amendment to Amended and Restated Registration Rights Agreement among the Company and certain holders of its common stock dated September 7, 1999 (incorporated by reference to Exhibit 4.3 to the Company's Current Report on Form 8-K dated September 23, 1999)

      4.6 Form of Warrant to Purchase Common Stock of the Company issued to purchasers of the Company's Common Stock in its private offering dated September 7, 1999 (incorporated by reference to Exhibit 4.4 to the Company's Current Report on Form 8-K dated September 23, 1999)

      4.7 Form of Warrant to Purchase Common Stock of the Company issued to purchasers of the Company's Convertible Notes on September 20, 1999 (incorporated by reference to Exhibit
                   4.5 to the Company's Current Report on Form 8-K dated September 23, 1999)

      4.8          Form of Warrant issued to Michael A. Waters dated
                   September 17, 1999 (incorporated by reference to Exhibit 4.6 to the Company's Current Report on Form 8-K dated
                   September 23, 1999)

      4.9 Registration Rights Agreement among the Company and the shareholders and certain employees of Uniflame, Inc. dated March 31, 2000 (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K dated April 18,
                   2000)

     4.10 Form of Certificate of Series A Convertible Preferred Stock of the Company (incorporated by reference to Exhibit 4.1(b) to the Company's Annual report on Form 10-K for the year ended July 31, 2000)

     4.11 Certificate of Designation, Rights and Preferences of Series A Convertible Preferred Stock dated September 7, 2000 (incorporated by reference to Exhibit 4.10 to the Company's Registration Statement on Form S-3 dated September 25, 2000)

     4.12 Certificate of Designation, Number of Authorized Shares of Series A Convertible Preferred Stock dated October 25, 2000 (incorporated by reference to Exhibit 4.11 to the Company's Annual Report on Form 10-K for the year ended July 31, 2000)

Exhibit Number     Description of Exhibit
--------------     ----------------------

     4.13 Amended and Restated Registration Rights Agreement among the Company, certain Investors and the former stockholders of QuickShip, Inc. dated October 25, 2000 (incorporated by reference to Exhibit 4.12 to the Company's Annual Report on Form 10-K for the year ended July 31, 2000)

     4.14          Form of Warrant issued to Thomas E. Brandtonies dated
                   October 26, 2000 (incorporated by reference to Exhibit 4.1 of the Company's Current Report on Form 8-K dated November 13,
                   2000)

       5           Opinion of Womble Carlyle Sandridge & Rice, PLLC

     23.1          Consent of Womble Carlyle Sandridge & Rice, PLLC (included in
                   Exhibit 5)

     23.2          Consent of Ernst & Young, LLP

      24           Power of Attorney *

-------------
*previously filed


ITEM 17.  UNDERTAKINGS

The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; provided, however, that notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 of Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on October 29, 2001.

                                         Blue Rhino Corporation

                                         By:    /s/ Billy D. Prim
                                             -----------------------------------
                                                Billy D. Prim
                                                Chairman of the Board, President
                                                and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form S-3 has been signed below by the following persons in the capacities indicated on October 29, 2001.

/s/ Billy D. Prim                Chairman of the Board, President and Chief
-----------------------------    Executive Officer (Principal Executive Officer)
Billy D. Prim

/s/ Mark Castaneda*              Secretary, Chief Financial Officer and
-----------------------------    Director (Principal Financial and Accounting
Mark Castaneda                   Officer)

/s/ Andrew J. Filipowski*        Vice Chairman of the Board
-----------------------------
Andrew J. Filipowski

/s/ Richard A. Brenner*          Director
-----------------------------
Richard A. Brenner

/s/ Craig J. Duchossois*         Director
-----------------------------
Craig J. Duchossois

/s/ Steven D. Devick*            Director
-----------------------------
Steven D. Devick

/s/ Robert J. Lunn*              Director
-----------------------------
Robert J. Lunn

/s/ John H. Muehlstein*          Director
-----------------------------
John H. Muehlstein

/s/ David L. Warnock*            Director
-----------------------------
David L. Warnock


*/s/     Billy D. Prim
 ----------------------------
         Billy D. Prim
         Attorney-in-Fact